Exhibit 99.1

Media Release

FOR IMMEDIATE RELEASE
July 31, 2019

PEABODY REPORTS EARNINGS FOR QUARTER ENDED JUNE 30, 2019

Second quarter results supported by strong Shoal Creek performance, solid seaborne thermal contributions and lower costs across multiple segments; Highly synergistic PRB/Colorado joint venture aimed at strengthening competitiveness of coal while creating substantial value for customers and shareholders; Share repurchases targeted to accelerate in second half of 2019

ST. LOUIS, July 31 - Peabody (NYSE: BTU) today announced its second quarter 2019 operating results, including revenues of $1.15 billion; income from continuing operations, net of income taxes of $42.9 million; net income attributable to common stockholders of $37.1 million; diluted earnings per share from continuing operations of $0.37; and Adjusted EBITDA1 of $228.0 million.

“Peabody’s second quarter results were highlighted by another excellent quarter from the new Shoal Creek Mine, solid contributions from the seaborne thermal coal business and improved costs across multiple operating regions,” said Peabody President and Chief Executive Officer Glenn Kellow. “We look forward to the second half of 2019 as we target higher metallurgical coal volumes, advancement of the highly synergistic PRB/Colorado joint venture, and accelerating share repurchases, recognizing our strong cash position and compelling investment opportunity.”

Second Quarter 2019 Results

Second quarter 2019 revenues totaled $1.15 billion compared to $1.31 billion in the prior year, primarily resulting from a 28 percent reduction in metallurgical coal sales volumes and a 14 percent reduction in realized seaborne thermal coal pricing.

Income from continuing operations, net of income taxes totaled $42.9 million compared to $120.0 million in the prior year and diluted earnings per share from continuing operations declined $0.56 to $0.37 per share.

Second quarter Adjusted EBITDA totaled $228.0 million versus $369.6 million in the prior year, and included $2.3 million in North Goonyella restructuring charges related to a voluntary reduction program and $1.6 million in transaction costs related to the PRB/Colorado joint venture with Arch. The impact of reduced revenues was partly offset by $91.3 million in lower U.S. and seaborne mining costs.

[1] Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. Revenues per ton, costs per ton, Adjusted EBITDA margin per ton and percent are non-GAAP operating/statistical measures. Adjusted EBITDA margin is equal to segment Adjusted EBITDA divided by segment revenues. Please refer to the tables and related notes in this press release for a reconciliation of non-GAAP financial measures.

#1

Second quarter depreciation, depletion and amortization (DD&A) of $165.4 million was in line with the prior year. Selling, general and administrative expense (SG&A) declined 12 percent compared to the prior year to $38.9 million primarily due to lower outside services spend.

Segment Performance

In the second quarter, the seaborne thermal segment sold 2.7 million tons of export thermal coal at an average realized price of $68.53 per short ton, with the remainder sold under a long-term domestic contract. As expected, export volumes were impacted by a scheduled longwall move at the Wambo Mine during the quarter, which has since been completed. Approximately 58 percent of Peabody’s second quarter export thermal shipments were of the higher-quality Newcastle specification product, with the remainder closer to the API 5 product specification. Despite the average spot Newcastle price declining 23 percent in the second quarter of 2019 compared to the prior year, realized seaborne thermal pricing declined only 14 percent given previously-contracted positions and muted reductions in API 5 product pricing.

The seaborne thermal segment once again delivered solid Adjusted EBITDA contributions, which totaled $74.4 million as costs per ton of $30.73 declined 4 percent compared to the prior year. Continued strong cost performance from the Wilpinjong Mine, along with improved mining conditions relative to the prior year, resulted in second quarter seaborne thermal costs coming in below the low-end of the company’s annual guidance range even with the Wambo Mine longwall move.

Second quarter seaborne metallurgical coal shipments totaled 2.1 million tons, reflecting the impact of a longwall move at the Metropolitan Mine, the planned ramp down of the Millennium Mine and lower-than-ratable volumes from the Coppabella Mine.

North Goonyella project costs of $28.4 million came in below the quarterly guidance range of $30 million to $35 million, even with $2.3 million in charges associated with the voluntary employee reduction program, based on reduced activity levels at the mine. The company is continuing to take actions to appropriately scale on-site activities and is evaluating prospective paths forward (additional detail included within the “Other Business Updates” section of this press release).

Excluding North Goonyella project costs, seaborne metallurgical costs of $97.61 per ton improved 6 percent from the first quarter of 2019, in large part due to an approximately $50 per ton reduction in Coppabella Mine costs on a recovery in dragline performance. Excluding North Goonyella, costs relative to the prior year rose $8.24 per ton, largely due to timing of the Metropolitan Mine longwall move, partly offset by the impact of lower-cost Shoal Creek Mine volumes.

The seaborne metallurgical segment, excluding North Goonyella project costs, led the company in Adjusted EBITDA contributions of $85.8 million, largely driven by strong contributions from the Shoal Creek Mine, which again led the company’s operations in Adjusted EBITDA and delivered costs below the low-end of the prior annual guidance range for the mine.

Peabody also benefitted from its economic exposure to the Middlemount Mine (not included in the seaborne metallurgical coal segment results). During the second quarter, Peabody’s share of the Middlemount Mine shipped approximately 600,000 tons and contributed $10.0 million to Adjusted EBITDA, which included $9.5 million in DD&A, asset retirement obligation expense, net interest expense and income taxes.

Within the U.S. thermal operations, as expected PRB shipments were in line with the prior quarter, with costs per ton declining 2 percent, despite episodic flooding impacting the railroads once again in the second quarter. Total U.S. thermal second quarter costs per ton declined 4 percent compared to the prior year, even with lower volumes, primarily due to the favorable impacts of lower repairs and pit sequencing at the Kayenta and El Segundo mines. Overall, U.S. thermal Adjusted EBITDA totaled $123.3 million versus $137.9 million in the prior year.

#2

Balance Sheet and Cash Flow

Second quarter operating cash flows and capital expenditures totaled $179.4 million and $61.0 million, respectively, contributing to Free Cash Flow of $153.5 million. Cash and cash equivalents at quarter end totaled $853.0 million.

Share repurchases during the second quarter totaled $57.2 million, with an additional $51 million in July as buyback activity resumed following a required blackout period related to the PRB/Colorado joint venture transaction announced in June. In total, Peabody has repurchased $1.22 billion under its share repurchase program, representing 25 percent of shares initially outstanding. Approximately $283 million remains under the current $1.5 billion share repurchase program.

During the quarter, Peabody announced its third increase to the quarterly per-share dividend in just one year. The company paid a $0.14 per share cash dividend on June 12, 2019 to shareholders of record on May 22, 2019.

Year to date through June, Peabody has returned $385.3 million in cash to shareholders, representing 122 percent of its Free Cash Flow, through its repurchase program, supplemental dividend and quarterly dividend.

Industry Conditions

Global seaborne thermal coal pricing further eased in the second quarter due to high coal inventories and weak LNG pricing in the Atlantic region as well as strong Indonesian and Russian coal exports. As a result, the average 6000-specification Newcastle thermal spot coal price declined 17 percent in the second quarter relative to the first quarter average, while the API 5-spec product eased only 4 percent. Relative to API 2, Newcastle pricing continues to command a premium given transportation advantages and sustained demand from higher-growth Asian regions. Newcastle thermal prices have rebounded from lows experienced late in the second quarter, but remain below the 10-year average.

China thermal imports surged in the second quarter, putting June year-to-date imports on par with 2018, even with import controls and safety inspections ongoing. Year to date through June, India imports have exceeded expectations, rising approximately 13 million tonnes driven by strong industrial demand. At the same time, ASEAN imports increased 11 million tonnes on stronger generation and additional coal-fueled power capacity led primarily by Vietnam.

Seaborne metallurgical coal prices continued to show resilience in the second quarter, averaging $203 per tonne for the premium hard coking coal product. The second quarter index settlement price for premium hard coking coal was $208 per tonne, compared with $197 per tonne in the prior year. High-Vol A pricing averaged approximately $197 per tonne in the second quarter. The second quarter low-vol PCI settlement was agreed to at $138.50 per tonne with a third quarter settlement of $134.50 per tonne.

China metallurgical coal imports rose 7 million tonnes year to date through June on strong steel growth and stimulus measures. Pricing has also been supported by steady India import demand and limited Australian supply growth. Longer term, Peabody continues to expect India will lead the way in metallurgical coal demand growth.

#3

In the U.S., total electricity generation load declined 2 percent year-over-year through June, in part due to fewer heating and cooling degree days in the demand-heavy months of January and June relative to the prior year. In addition, flooding across the U.S. persisted in the second quarter, impacting rail shipments and coal production. Year-to-date coal production moderated 6 percent compared to the prior year, with coal declining to 24 percent of the generation mix. Gas generation increased its share of the generation mix to 35 percent as pricing reached a three-year low mark of $2.19 per mmBtu on the back of production and storage builds that have exceeded expectations.

In addition, the quarter included multiple events in the Powder River Basin, with the filing of Chapter 11 by Cloud Peak and Blackjewel, as well as Peabody’s joint venture announcement.

With regard to the regulatory landscape, the Environmental Protection Agency released the final Affordable Clean Energy (ACE rule) in June. The ACE rule replaces the previously-stayed Clean Power Plan and offers individual states greater flexibility in the development and timing of state implementation plans, avoiding a one-size-fits-all approach to managing distinct and diverse needs. A recent Wood Mackenzie assessment suggests that through efficiency improvements, the ACE rule could potentially increase coal consumption by about 3 percent annually, all other things equal.

Joint Venture Update

During the quarter, Peabody entered into a definitive agreement with Arch to combine the companies’ PRB and Colorado assets into a highly synergistic joint venture aimed at strengthening the competitiveness of coal against natural gas and renewables, while creating substantial value for customers and shareholders.

The joint venture is expected to unlock synergies with a pre-tax net present value of approximately $820 million2. Average joint venture synergies are projected to be approximately $120 million per year over the initial 10 years.3 These aggregated synergies are expected to enable the joint venture to significantly reduce costs well beyond what each company could achieve alone. A lower cost structure enables coal to better compete against other energy sources for electricity generation and create value. Expected substantial synergies include, among others:

•	Optimization of mine planning, sequencing and accessing otherwise isolated reserves;

•	Improved efficiencies in deployment of the combined equipment fleet;

•	More efficient procurement and warehousing;

•	Enhanced blending capabilities to more closely meet customer requirements;

•	Improved utilization of the combined rail loadout system and other rail efficiencies;

•	Reductions in long-term capital requirements; and

•	Leveraging Peabody’s shared services.

Since the announcement, the necessary Hart-Scott-Rodino filings to advance regulatory approvals have been filed and the joint venture is being reviewed by the U.S. Federal Trade Commission. To date, there has been early support from multiple stakeholders for the transaction. In addition, synergies are continuing to be refined and evaluated for further opportunities.

Peabody’s share of transaction-related expenses attributable to the joint venture is expected to be approximately $10 million to $15 million in 2019.

[2] Synergies of approximately $820 million represent the combined net present value of estimated pre-tax synergies projected over the standalone life-of-mine plans assuming third-party price assumptions and a 10 percent discount rate.

[3] Average combined synergies of approximately $120 million per year projected over initial 10 years.

#4

Other Business Updates

Organizational Alignment - In recent weeks, Peabody announced several changes in the company’s leadership. Charles Meintjes has been named Executive Vice President and Chief Operating Officer with responsibility for operations, sales and marketing, and technical services, as well as responsibility for achieving the PRB/Colorado joint venture synergies. Also, current Group Executive - U.S. Operations Marc Hathhorn has been named President of Australian Operations. Amy Schwetz’s role as Executive Vice President and Chief Financial Officer has been expanded to include responsibility for corporate development, information technology, shared services and coal generation and emissions technology.

In addition, Peabody has commenced a review of the company’s organizational structure and functional support activities to further enhance capabilities while streamlining processes.

Seaborne Thermal Segment - Peabody’s thermal priced position remains robust with 3.6 million tons priced at an average price of approximately $83 per short ton for 2019. For 2020, the company has 2.1 million tons of both 6,000-specification Newcastle and API 5-specification coal priced at an average price of approximately $77 per short ton, above the current the 6,000 Newcastle-specification forward curve. In addition, the United Wambo Joint Venture with Glencore is anticipated to be formed later this year, with production expected in 2020.

Seaborne Metallurgical Segment - Following the recent reventilation and initial re-entry of the first zone of North Goonyella, additional information about the regulatory process and physical conditions is continuing to emerge.

Following substantial delays, the company proceeded with re-entry and exploration of the first zone earlier this month. The regulatory environment continues to be challenging given the unprecedented nature of the recovery actions. Advancement during the recovery phase has been subject to the discretion of the regulatory authority, special protocols and substantial related administrative requirements, which has resulted in a far slower rate of progress than originally contemplated. With regard to the physical conditions, while most areas are unaffected, several roof falls have been identified that require repair.

Based on these changes, the North Goonyella project team is assessing prospective paths, timetables and costs to maximize value. Meintjes and Hathhorn are now leading the project.

The company continues to take action to appropriately scale on-site activities based on underground mine conditions and external factors, with all work currently being undertaken required to preserve value. Actions include the completion of a voluntary reduction program; continued engagement with the Queensland Mines Inspectorate on the evolving recovery protocols; and conducting extensive value-engineering activities on prospective paths.

Key objectives of prospective paths include maximizing returns on a risk-adjusted net present value basis and payback period, as well as reducing spending on non-critical items. Peabody is continuing to evaluate this project through a stage-gated approach to prove feasibility. Paths to recognize value include determining if the base case to access the 10 North panel remains, based on timing, costs and project risk; evaluating an alternative route through the second zone to the southern panels of the mine; and other scenarios. All potential paths preserve the opportunity to access more than 40 million tons of high-quality hard coking coal in the lower-seam reserves over time and provide the opportunity to explore commercial activities. Given ongoing activities, Peabody is suspending North Goonyella guidance at this time, and intends to provide new targets around North Goonyella production timing and costs in accordance with the determined path. The company expects to complete its evaluation within the next three months.

#5

"With eight to 10 years of coal remaining in the upper seams and nearly two-decades worth in the lower seams, North Goonyella represents significant high-quality hard coking coal reserves and infrastructure," said Meintjes. "While the external delays to date have been challenging, we are committed to the best path to maximize value from this asset for our shareholders.”

In addition, Peabody continues to progress opportunities at the Moorvale Mine to utilize existing infrastructure to mine an adjoining lease to the south, which would extend the life of the mine beyond 2025 and increase coal quality from the mine as early as 2020.

Outlook - Peabody now expects second-half Adjusted EBITDA contributions for the overall business to be largely in line with first half results based on current pricing levels, with the fourth quarter expected to be stronger than the third quarter. Second half Adjusted EBITDA reflects the impact of North Goonyella costs, joint venture transaction-related expenses and two mines reaching the end of their economic life. In the second half of 2019, the company is anticipating progressive increases in both seaborne thermal and seaborne metallurgical coal volumes. In addition, Kayenta Mine is scheduled to cease production and sales within the third quarter of 2019, more than offsetting increased contributions from the PRB following a slow start to the beginning of the year.

Peabody remains committed to executing on its stated financial approach of generating cash, maintaining financial strength, investing wisely and returning cash to shareholders. Peabody is planning on accelerating its share repurchase activity in the second half of the year. The company continues to target returns to shareholders in an amount greater than its Free Cash Flow in 2019.

Today’s earnings call is scheduled for 10 a.m. CDT and will be accompanied by a presentation available at PeabodyEnergy.com.

Peabody (NYSE: BTU) is the leading global pure-play coal company and a member of the Fortune 500, serving power and steel customers in more than 25 countries on six continents. The company offers significant scale, high-quality assets, and diversity in geography and products. Peabody is guided by seven core values: safety, customer focus, leadership, people, excellence, integrity and sustainability. For further information, visit PeabodyEnergy.com.

Contact:
Investors
Julie Gates
314.342.4336

Media
Michelle Constantine
314.342.4347

#6

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters and Six Months Ended Jun. 30, 2019 and 2018

(In Millions, Except Per Share Data)
	Quarter Ended		Six Months Ended
	Jun.	Jun.	Jun.	Jun.
	2019	2018	2019	2018

Tons Sold	39.4	43.1	79.9	91.4

Revenues	$1,149.0	$1,309.4	$2,399.6	$2,772.1
Operating Costs and Expenses (1)	858.2	946.5	1,806.6	2,003.7
Depreciation, Depletion and Amortization	165.4	163.9	337.9	333.5
Asset Retirement Obligation Expenses	15.3	13.2	29.1	25.5
Selling and Administrative Expenses	38.9	44.1	75.6	81.1
Transaction Costs Related to Business Combinations and Joint Ventures	1.6	—	1.6	—
Other Operating (Income) Loss:
Net (Gain) Loss on Disposals	(0.2)	1.6	(1.7)	(29.0)
Provision for North Goonyella Equipment Loss	—	—	24.7	—
North Goonyella Insurance Recovery	—	—	(125.0)	—
Income from Equity Affiliates	(9.7)	(25.2)	(13.2)	(47.2)
Operating Profit	79.5	165.3	264.0	404.5
Interest Expense	36.0	38.3	71.8	74.6
Loss on Early Debt Extinguishment	—	2.0	—	2.0
Interest Income	(7.2)	(7.0)	(15.5)	(14.2)
Net Periodic Benefit Costs, Excluding Service Cost	4.8	4.6	9.7	9.1
Reorganization Items, Net	—	—	—	(12.8)
Income from Continuing Operations Before Income Taxes	45.9	127.4	198.0	345.8
Income Tax Provision	3.0	7.4	21.8	17.5
Income from Continuing Operations, Net of Income Taxes	42.9	120.0	176.2	328.3
Loss from Discontinued Operations, Net of Income Taxes	(3.4)	(3.6)	(6.8)	(4.9)
Net Income	39.5	116.4	169.4	323.4
Less: Series A Convertible Preferred Stock Dividends	—	—	—	102.5
Less: Net Income Attributable to Noncontrolling Interests	2.4	2.7	8.1	0.6
Net Income Attributable to Common Stockholders	$37.1	$113.7	$161.3	$220.3

Adjusted EBITDA (2)	$228.0	$369.6	$481.9	$733.5

Diluted EPS - Income from Continuing Operations (3)(4)	$0.37	$0.93	$1.54	$1.76

Diluted EPS - Net Income Attributable to Common Stockholders (3)	$0.34	$0.90	$1.48	$1.72

(1)	Excludes items shown separately.
(2)
Adjusted EBITDA is a non-GAAP financial measure. Refer to the "Reconciliation of Non-GAAP Financial Measures" section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.

(3)
During the quarter and six months ended June 30, 2019, weighted average diluted shares outstanding were 108.1 million and 109.3 million, respectively. During the quarter and six months ended June 30, 2018, diluted EPS was calculated under the two-class method which treats participating securities as having rights to earnings that otherwise would have been available to common stockholders and assumes that participating securities are not exercised or converted. As such, weighted average diluted shares outstanding were 126.0 million and 124.6 million during the quarter and six months ended June 30, 2018, respectively, and excluded weighted average shares outstanding related to the participating securities of 4.2 million for the six months ended June 30, 2018.

(4)	Reflects income from continuing operations, net of income taxes less preferred stock dividends and net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#7

Supplemental Financial Data (Unaudited)
For the Quarters and Six Months Ended Jun. 30, 2019 and 2018

	Quarter Ended		Six Months Ended
	Jun.	Jun.	Jun.	Jun.
	2019	2018	2019	2018
Tons Sold (In Millions)
Seaborne Thermal Mining Operations	4.7	5.0	9.2	8.8
Seaborne Metallurgical Mining Operations	2.1	2.9	4.4	5.9
Powder River Basin Mining Operations	25.0	26.2	50.3	58.6
Midwestern U.S. Mining Operations	3.9	4.7	8.1	9.4
Western U.S. Mining Operations	3.3	3.5	7.0	7.2
Total U.S. Thermal Mining Operations	32.2	34.4	65.4	75.2
Corporate and Other	0.4	0.8	0.9	1.5
Total	39.4	43.1	79.9	91.4

Revenue Summary (In Millions)
Seaborne Thermal Mining Operations	$220.2	$267.4	$471.2	$468.8
Seaborne Metallurgical Mining Operations	290.9	417.5	615.4	883.7
Powder River Basin Mining Operations	282.6	321.5	569.9	710.8
Midwestern U.S. Mining Operations	167.5	197.5	346.6	399.2
Western U.S. Mining Operations	142.1	139.6	297.8	283.3
Total U.S. Thermal Mining Operations	592.2	658.6	1,214.3	1,393.3
Corporate and Other	45.7	(34.1)	98.7	26.3
Total	$1,149.0	$1,309.4	$2,399.6	$2,772.1

Total Reporting Segment Costs Summary (In Millions) (1)
Seaborne Thermal Mining Operations	$145.8	$159.8	$302.1	$299.6
Seaborne Metallurgical Mining Operations	233.5	259.0	472.2	558.8
Net North Goonyella Costs	28.4	—	31.4	—
Seaborne Metallurgical Mining Operations, Excluding Net North Goonyella Costs	205.1	259.0	440.8	558.8
Powder River Basin Mining Operations	242.4	259.5	493.3	574.3
Midwestern U.S. Mining Operations	136.8	155.5	282.6	326.0
Western U.S. Mining Operations	89.7	105.7	202.8	217.4
Total U.S. Thermal Mining Operations	468.9	520.7	978.7	1,117.7
Corporate and Other	20.1	19.5	40.5	51.1
Total	$868.3	$959.0	$1,793.5	$2,027.2

Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - Seaborne Thermal Mining Operations	$74.4	$107.6	$169.1	$169.2
Adjusted EBITDA - Seaborne Metallurgical Mining Operations	57.4	158.5	143.2	324.9
Net North Goonyella Costs	28.4	—	31.4	—
Adjusted EBITDA - Seaborne Metallurgical Mining Operations, Excluding Net North Goonyella Costs	85.8	158.5	174.6	324.9
Adjusted EBITDA - Powder River Basin Mining Operations	40.2	62.0	76.6	136.5
Adjusted EBITDA - Midwestern U.S. Mining Operations	30.7	42.0	64.0	73.2
Adjusted EBITDA - Western U.S. Mining Operations	52.4	33.9	95.0	65.9
Adjusted EBITDA - Total U.S. Thermal Mining Operations	123.3	137.9	235.6	275.6
Middlemount (2)	10.0	17.2	13.9	31.8
Resource Management Results (3)	1.7	0.7	3.7	21.5
Selling and Administrative Expenses	(38.9)	(44.1)	(75.6)	(81.1)
Transaction Costs Related to Business Combinations and Joint Ventures	(1.6)	—	(1.6)	—
Other Operating Costs, Net (4)	1.7	(8.2)	(6.4)	(8.4)
Adjusted EBITDA (1)	$228.0	$369.6	$481.9	$733.5

Note: See footnote explanations on following page

#8

Supplemental Financial Data (Unaudited)
For the Quarters and Six Months Ended Jun. 30, 2019 and 2018

	Quarter Ended		Six Months Ended
	Jun.	Jun.	Jun.	Jun.
	2019	2018	2019	2018
Revenues per Ton - Mining Operations (5)
Seaborne Thermal	$46.41	$53.68	$51.18	$53.57
Seaborne Metallurgical	138.42	143.98	140.45	148.58
Powder River Basin	11.33	12.24	11.34	12.12
Midwestern U.S.	42.47	42.12	42.56	42.39
Western U.S.	43.73	39.87	42.66	39.40
Total U.S. Thermal	18.43	19.12	18.57	18.52

Costs per Ton - Mining Operations (5)(6)
Seaborne Thermal	$30.73	$32.05	$32.82	$34.23
Seaborne Metallurgical	111.12	89.37	107.77	93.96
Net North Goonyella Costs	13.51	—	7.17	—
Seaborne Metallurgical, Excluding Net North Goonyella Costs	97.61	89.37	100.60	93.96
Powder River Basin	9.72	9.88	9.82	9.79
Midwestern U.S.	34.66	33.16	34.70	34.61
Western U.S.	27.59	30.21	29.04	30.24
Total U.S. Thermal	14.59	15.12	14.97	14.86

Adjusted EBITDA Margin per Ton - Mining Operations (5)(6)
Seaborne Thermal	$15.68	$21.63	$18.36	$19.34
Seaborne Metallurgical	27.30	54.61	32.68	54.62
Net North Goonyella Costs	13.51	—	7.17	—
Seaborne Metallurgical, Excluding Net North Goonyella Costs	40.81	54.61	39.85	54.62
Powder River Basin	1.61	2.36	1.52	2.33
Midwestern U.S.	7.81	8.96	7.86	7.78
Western U.S.	16.14	9.66	13.62	9.16
Total U.S. Thermal	3.84	4.00	3.60	3.66

(1)
Total Reporting Segment Costs and Adjusted EBITDA are non-GAAP financial measures. Refer to the "Reconciliation of Non-GAAP Financial Measures" section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.

(2)
We account for our 50% equity interest in Middlemount Coal Pty Ltd. (Middlemount), which owns the Middlemount Mine, under the equity method. Middlemount's standalone results exclude the impact of related changes in deferred tax asset valuation allowance and reserves and amortization of basis difference recorded by the company in applying the equity method. Middlemount's standalone results include (on a 50% attributable basis):

	Quarter Ended		Six Months Ended
	Jun.	Jun.	Jun.	Jun.
	2019	2018	2019	2018
	(In Millions)
Tons sold	0.6	0.5	1.0	1.0
Depreciation, depletion and amortization and asset retirement obligation expenses	$3.5	$4.2	$7.1	$8.1
Net interest expense	1.8	3.6	4.0	7.2
Income tax provision	4.2	6.4	5.9	11.5
(3)
Includes gains (losses) on certain surplus coal reserve and surface land sales, property management costs and revenues and the Q1 2018 gain of $20.6 million on the sale of certain surplus land assets in Queensland's Bowen Basin.

(4)
Includes trading and brokerage activities, costs associated with post-mining activities, certain coal royalty expenses, minimum charges on certain transportation-related contracts and the Q1 2018 gain of $7.1 million recognized on the sale of our interest in the Red Mountain Joint Venture.

(5)
Revenues per Ton, Costs per Ton and Adjusted EBITDA Margin per Ton are metrics used by management to measure each of our mining segment’s operating performance. Revenues per Ton and Adjusted EBITDA Margin per Ton are equal to revenues by segment and Adjusted EBITDA by segment, respectively, divided by segment tons sold. Costs per Ton is equal to Revenues per Ton less Adjusted EBITDA Margin per Ton. Management believes Costs per Ton and Adjusted EBITDA Margin per Ton best reflect controllable costs and operating results at the mining segment level. We consider all measures reported on a per ton basis to be operating/statistical measures; however, we include reconciliations of the related non-GAAP financial measures (Adjusted EBITDA and Total Reporting Segment Costs) in the “Reconciliation of Non-GAAP Financial Measures” section in this document.

(6)
Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expenses; selling and administrative expenses; restructuring charges; provision for North Goonyella equipment loss and related insurance recovery; amortization of fresh start reporting adjustments related to take-or-pay contract-based intangibles; and certain other costs related to post-mining activities.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#9

Condensed Consolidated Balance Sheets
As of Jun. 30, 2019 and Dec. 31, 2018

(Dollars In Millions)
	(Unaudited)
	Jun. 30, 2019	Dec. 31, 2018

Cash and Cash Equivalents	$853.0	$981.9
Accounts Receivable, Net	395.7	450.4
Inventories	322.1	280.2
Other Current Assets	229.0	243.1
Total Current Assets	1,799.8	1,955.6
Property, Plant, Equipment and Mine Development, Net	4,974.8	5,207.0
Operating Lease Right-of-Use Assets	93.1	—
Investments and Other Assets	205.0	212.6
Deferred Income Taxes	48.5	48.5
Total Assets	$7,121.2	$7,423.7

Current Portion of Long-Term Debt	$28.5	$36.5
Accounts Payable and Accrued Expenses	963.2	1,022.0
Total Current Liabilities	991.7	1,058.5
Long-Term Debt, Less Current Portion	1,327.1	1,330.5
Deferred Income Taxes	9.6	9.7
Asset Retirement Obligations	698.9	686.4
Accrued Postretirement Benefit Costs	520.9	547.7
Operating Lease Liabilities, Less Current Portion	58.0	—
Other Noncurrent Liabilities	289.2	339.3
Total Liabilities	3,895.4	3,972.1

Common Stock	1.4	1.4
Additional Paid-in Capital	3,333.7	3,304.7
Treasury Stock	(1,193.4)	(1,025.1)
Retained Earnings	999.1	1,074.5
Accumulated Other Comprehensive Income	35.3	40.1
Peabody Energy Corporation Stockholders' Equity	3,176.1	3,395.6
Noncontrolling Interests	49.7	56.0
Total Stockholders' Equity	3,225.8	3,451.6
Total Liabilities and Stockholders' Equity	$7,121.2	$7,423.7

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

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Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Quarters and Six Months Ended Jun. 30, 2019 and 2018

(Dollars In Millions)
	Quarter Ended		Six Months Ended
	Jun.	Jun.	Jun.	Jun.
	2019	2018	2019	2018
Cash Flows From Operating Activities
Net Cash Provided By Continuing Operations	$197.8	$338.5	$398.6	$919.2
Net Cash Used in Discontinued Operations	(18.4)	(2.8)	(21.6)	(3.8)
Net Cash Provided By Operating Activities	179.4	335.7	377.0	915.4
Cash Flows From Investing Activities
Additions to Property, Plant, Equipment and Mine Development	(61.0)	(71.9)	(96.8)	(125.6)
Changes in Accrued Expenses Related to Capital Expenditures	4.0	4.0	0.2	(0.9)
Federal Coal Lease Expenditures	—	—	—	(0.5)
Insurance Proceeds Attributable to North Goonyella Equipment Losses	23.2	—	23.2	—
Proceeds from Disposal of Assets, Net of Receivables	4.8	29.6	15.8	52.6
Amount Attributable to Acquisition of Shoal Creek Mine	—	—	(2.4)	—
Contributions to Joint Ventures	(101.2)	(120.3)	(219.6)	(243.8)
Distributions from Joint Ventures	94.6	116.1	205.5	236.8
Advances to Related Parties	(3.0)	(2.6)	(4.5)	(4.6)
Cash Receipts from Middlemount Coal Pty Ltd	13.6	34.0	14.7	69.8
Other, Net	(0.9)	(0.5)	(0.1)	(1.8)
Net Cash Used In Investing Activities	(25.9)	(11.6)	(64.0)	(18.0)
Cash Flows From Financing Activities
Repayments of Long-Term Debt	(9.2)	(55.3)	(17.5)	(63.5)
Payment of Debt Issuance and Other Deferred Financing Costs	(0.8)	(1.4)	(0.8)	(1.4)
Common Stock Repurchases	(57.2)	(199.0)	(156.0)	(374.5)
Repurchase of Employee Common Stock Relinquished for Tax Withholding	(10.9)	(14.5)	(12.3)	(14.5)
Dividends Paid	(14.9)	(14.3)	(229.3)	(29.3)
Distributions to Noncontrolling Interests	(0.1)	—	(14.4)	(6.6)
Other, Net	0.1	(0.1)	—	0.1
Net Cash Used In Financing Activities	(93.0)	(284.6)	(430.3)	(489.7)
Net Change in Cash, Cash Equivalents and Restricted Cash	60.5	39.5	(117.3)	407.7
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	839.6	1,438.4	1,017.4	1,070.2
Cash, Cash Equivalents and Restricted Cash at End of Period	$900.1	$1,477.9	$900.1	$1,477.9

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#11

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters and Six Months Ended Jun. 30, 2019 and 2018

(Dollars In Millions)

Note: Management believes that non-GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Quarter Ended		Six Months Ended
	Jun.	Jun.	Jun.	Jun.
	2019	2018	2019	2018

Income from Continuing Operations, Net of Income Taxes	$42.9	$120.0	$176.2	$328.3
Depreciation, Depletion and Amortization	165.4	163.9	337.9	333.5
Asset Retirement Obligation Expenses	15.3	13.2	29.1	25.5
Provision for North Goonyella Equipment Loss	—	—	24.7	—
North Goonyella Insurance Recovery - Equipment (1)	—	—	(91.1)	—
Changes in Deferred Tax Asset Valuation Allowance and Reserves and Amortization of Basis Difference Related to Equity Affiliates	0.3	(8.4)	0.3	(16.0)
Interest Expense	36.0	38.3	71.8	74.6
Loss on Early Debt Extinguishment	—	2.0	—	2.0
Interest Income	(7.2)	(7.0)	(15.5)	(14.2)
Reorganization Items, Net	—	—	—	(12.8)
Unrealized (Gains) Losses on Economic Hedges	(22.4)	48.1	(62.2)	9.5
Unrealized Losses (Gains) on Non-Coal Trading Derivative Contracts	0.3	(0.1)	0.1	1.7
Fresh Start Take-or-Pay Contract-Based Intangible Recognition	(5.6)	(7.8)	(11.2)	(16.1)
Income Tax Provision	3.0	7.4	21.8	17.5

Adjusted EBITDA (2)	$228.0	$369.6	$481.9	$733.5

Operating Costs and Expenses	$858.2	$946.5	$1,806.6	$2,003.7
Unrealized (Losses) Gains on Non-Coal Trading Derivative Contracts	(0.3)	0.1	(0.1)	(1.7)
Fresh Start Take-or-Pay Contract-Based Intangible Recognition	5.6	7.8	11.2	16.1
North Goonyella Insurance Recovery - Cost Recovery and Business Interruption (1)	—	—	(33.9)	—
Net Periodic Benefit Costs, Excluding Service Cost	4.8	4.6	9.7	9.1

Total Reporting Segment Costs (3)	$868.3	$959.0	$1,793.5	$2,027.2

Net Cash Provided By Operating Activities	$179.4	$335.7	$377.0	$915.4
Net Cash Used In Investing Activities	(25.9)	(11.6)	(64.0)	(18.0)
Add Back: Amount Attributable to Acquisition of Shoal Creek Mine	—	—	2.4	—

Free Cash Flow (4)	$153.5	$324.1	$315.4	$897.4

(1)
We recorded a $125.0 million insurance recovery during the six months ended June 30, 2019 related to losses incurred at our North Goonyella Mine. Of this amount, Adjusted EBITDA excludes an allocated amount applicable to total equipment losses recognized at the time of the insurance recovery settlement, which consisted of $24.7 million and $66.4 million recognized during the six months ended June 30, 2019 and the year ended December 31, 2018, respectively. The remaining $33.9 million, applicable to incremental costs and business interruption losses, is included in Adjusted EBITDA for the six months ended June 30, 2019.

(2)
Adjusted EBITDA is defined as income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses, depreciation, depletion and amortization and reorganization items, net. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance as displayed in the reconciliation above. Adjusted EBITDA is used by management as the primary metric to measure each of our segment's operating performance.

(3)
Total Reporting Segment Costs is defined as operating costs and expenses adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance as displayed in the reconciliation above. Total Reporting Segment Costs is used by management as a metric to measure each of our segment's operating performance.

(4)
Free Cash Flow is defined as net cash provided by operating activities less net cash used in investing activities and excludes cash outflows related to business combinations. Free Cash Flow is used by management as a measure of our financial performance and our ability to generate excess cash flow from our business operations.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

#12

2019 Full-Year Guidance Targets

Sales Volumes (Short Tons in millions)
PRB	105 - 115	Quarterly SG&A Expense	~$40 million
ILB	17.5 - 18.5	Full-Year Capital Expenditures	$350 - $375 million
Western	11 - 12	Full-Year DD&A	$600 - $650 million
		Full-Year Interest Expense[4]	~$150 million
Seaborne Metallurgical	9.4 - 10.4	Full-Year ARO Cash Spend	~$50 million
HCC[1]:	40% - 50%
PCI[2]:	50% - 60%
Cost Sensitivities[5]
Seaborne Export Thermal	12.0 - 12.5	$0.05 Decrease in A$ FX Rate[6]	+~$45 million
NEWC:	60% - 70%	$0.05 Increase in A$ FX Rate[6]	-~$45 million
API 5:	30% - 40%	Fuel (+/- $10/barrel)	+/- ~$15 million

Australia Domestic Thermal	7 - 8	2019 Priced Position (Avg. Price per Short Ton)
		PRB	$11.22
Revenues per Ton		ILB	~$43
Total U.S. Thermal	$17.10 - $18.10	Seaborne Export Thermal Volumes (Q3 - Q4)[7]	~$83

Costs Per Ton (USD per Short Ton)
PRB	$9.25 - $9.75	~98% of Peabody's 2019 U.S. thermal volumes are priced based on the mid-point of 2019 volume guidance

ILB	$32 - $35	~3.6 million short tons of seaborne export thermal coal priced (Q3 - Q4)[7]

Total U.S. Thermal	$13.95 - $14.95
2020 Priced Position (Avg. Price per Short Ton)
Seaborne Thermal[3]	$32 - $36	~50% and ~65% of Peabody's 2020 U.S. thermal volumes are priced and committed, respectively, based on the mid-point of 2019 volume guidance[8]
(includes Aus. Domestic Thermal)

Seaborne Metallurgical[3]	$90 - $95
(excluding North Goonyella)		Seaborne Export Thermal Volumes	~$77
~2.1 million short tons of seaborne export thermal coal priced for 2020

1 Peabody expects to realize ~80%-90% of the premium HCC quoted index price on a weighted average across its HCC products.

2 Approximately 40% of Peabody's seaborne metallurgical PCI sales are on a spot basis, with the remainder linked to the quarterly contract. Peabody expects to realize ~80%-90% of the LV PCI benchmark for its PCI products.

3 Assumes 2019 average A$ FX rate of $0.70. Cost ranges include sales-related cost, which will fluctuate based on realized prices.

4 Interest expense includes interest on funded debt, surety bonds, commitment fees and letters of credit fees issued under the revolver and accounts receivable securitization program, and non-cash interest related to certain contractual arrangements and amortization of debt issuance costs.

5 Sensitivities reflect approximate impacts of changes in variables on financial performance. When realized, actual impacts may differ significantly.

#13

6 As of June 30, 2019, Peabody had outstanding average rate call options to manage market price volatility associated with the Australian dollar in aggregate notional amount of approximately AUD $1 billion with strike price levels ranging from $0.74 to $0.77 with settlement dates through March 31, 2020. Sensitivities provided are relative to an assumed average A$ FX exchange rate of ~$0.70 as of June 30, 2019.

7 Approximately 40%-50% of Peabody's unpriced seaborne thermal export volumes is NEWC-specification, with the remainder closer to an API5 product.

8 2019 U.S. volume guidance includes volume associated with the Kayenta Mine, within the Western segment, which is scheduled to cease operations within the third quarter of 2019.

Note 1: Peabody classifies its seaborne metallurgical or thermal segments based on the primary customer base and reserve type. A small portion of the coal mined by the seaborne metallurgical segment is of a thermal grade and vice versa. Peabody may market some of its metallurgical coal products as a thermal product from time to time depending on industry conditions. Per ton metrics presented are non-GAAP measures. Due to the volatility and variability of certain items needed to reconcile these measures to their nearest GAAP measure, no reconciliation can be provided without unreasonable cost or effort.

Note 2: A sensitivity to changes in seaborne pricing should consider Peabody’s estimated split of products and the weighted average discounts across all products to the applicable index prices, in addition to impacts on sales-related costs, and applicable conversions between short tons and metric tonnes as necessary.

Note 3: As of July 30, 2019, Peabody had approximately 104.0 million shares of common stock outstanding. Including approximately 3 million shares of unvested equity awards, Peabody has approximately 107 million shares of common stock on a fully diluted basis.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that Peabody or Arch expect will occur in the future are forward-looking statements. They may include estimates of value accretion, joint venture synergies, closing of the joint venture, revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect Peabody’s and Arch’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, each Peabody and Arch disclaim any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the Peabody’s and Arch’s control, including (i) risks that the proposed joint venture may not be completed, including as a result of a failure to obtain required regulatory approvals, (ii) risks that the anticipated synergies from the proposed joint venture may not be fully realized, including as a result of actions necessary to obtain regulatory approvals, (iii) other factors that are described in Peabody’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2018, (iv) other factors that are described in Arch’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2018 and (v) other factors that Peabody or Arch may describe from time to time in other filings with the SEC. You may get such filings for free at Peabody’s website at www.peabodyenergy.com and Arch’s website at www.archcoal.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

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